Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AGREEMENT by and between HPSC, Inc., a Delaware corporation (the “Company”), and Raymond R. Doherty (the “Executive”), is made as of July 19, 2002.

W I T N E S S E T H

WHEREAS, the Executive has served as President and Chief Operating Officer of the Company since August 2, 1993, most recently pursuant to an employment agreement dated July 19, 1999 (as amended and restated August 4, 2000);

WHEREAS, the Company wishes to provide for the continued employment by the Company of the Executive, and the Executive wishes to continue to serve the Company, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, it is hereby agreed as follows:

1.                                       EMPLOYMENT PERIOD.  The Company shall employ the Executive, and the Executive shall be an employee of the Company, on the terms and conditions set forth in this Agreement, for a period (the “Employment Period”) commencing on August 4, 2000 (the “Effective Date”) and ending on the third anniversary of the Effective Date; provided, however, that, on the third anniversary of the Effective Date and each subsequent anniversary thereof (each of such third and subsequent anniversaries, an “Extension Date”), the Employment Period shall automatically be extended for one additional year unless, at least six months prior to the applicable Extension Date, the Company or the Executive shall have given notice not to extend this Agreement.  The Employment Period shall end upon the termination of the Executive’s employment hereunder, as of the Date of Termination (as defined in Section 4(d)).

2.                                       SCOPE OF EMPLOYMENT.  (a)  POSITION. During the Employment Period, the Executive shall continue to serve as President and Chief Operating Officer of the Company, reporting to the Chairman and Chief Executive Officer.  The Executive shall adhere to policies established by the Board of Directors of the Company (the “Board”).

(b)                                 DUTIES.  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive under this Agreement, use the Executive’s reasonable best efforts to carry out such responsibilities faithfully and efficiently.  It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(c)                                  LOCATION.  The Company’s headquarters shall be located in Boston, Massachusetts, and the Executive shall be based and reside in the general area of Boston, except for reasonable travel obligations.

3.                                       COMPENSATION.  The Executive’s compensation during the Employment Period shall be determined by the Board upon the recommendation of the committee of the Board having responsibility for approving the compensation of senior executives (the “Compensation Committee”), subject to Sections 3(a) through 3(d).

(a)                                  BASE SALARY.  During the Employment Period, commencing on the Effective Date, the Executive shall receive an annual base salary (“Base Salary”) as determined by the Compensation Committee from time to time.  Commencing January 1, 2001, the Executive’s Base Salary shall be at a rate of not less than $270,000.  The Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.

(b)                                 INCENTIVE PLAN.  The Compensation Committee has developed an incentive compensation plan (“Incentive Plan”) for key management employees.  The Incentive Plan is designed to pay the Executive up to One Hundred Percent (100%) of his annual base salary for achieving the results established by the Compensation Committee.  The Executive shall be eligible to receive awards under the Incentive Plan, as determined annually by the Compensation Committee.

(c)                                  OTHER INCENTIVE COMPENSATION. During the Employment Period, the Executive shall be eligible for additional awards under the Company’s Amended and Restated 1998 Stock Incentive Plan, as it may be amended from time to time, or under any subsequent similar plans, as determined by the Compensation Committee.

(d)                                 OTHER BENEFITS.  During the Employment Period, (i) the Executive shall participate in all applicable savings and retirement plans, practices, policies and programs of the Company that are from time to time applicable to senior executives of the Company including the Company’s Employee Stock Ownership Plan and Supplemental Executive Retirement Plan; (ii) the Executive and/or the Executive’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all applicable welfare benefit plans, practices, policies and programs provided by the Company, including, without limitation, medical, prescription, dental, disability, salary continuance, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs on the same basis and subject to the same terms, conditions, cost-sharing requirements and the like as senior executives of the Company; and (iii) the Executive shall be entitled to receive fringe benefits on a basis not less favorable than provided to other senior executives of the Company.  Specifically, the Executive shall be entitled to four (4) weeks of vacation annually and an appropriate vehicle provided by the Company.

4.                                       TERMINATION OF EMPLOYMENT.  This Employment Agreement may be terminated as provided in Sections 4(a) through 4(d).  Termination pursuant to any of Sections 4(a) through 4(d) is subject to the provisions of Section 5.

(a)                                  DEATH OR DISABILITY.  The Executive’s employment shall terminate automatically upon the Executive’s death.  The Company shall be entitled to terminate the Executive’s employment because of the Executive’s Disability (as defined in the Company’s long-term disability insurance policies).  A termination of the Executive’s employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), unless the Executive returns to full-time performance of the Executive’s duties before the Disability Effective Date.

(b)                                 TERMINATION BY THE COMPANY. (i) FOR CAUSE. The Company may terminate the Executive’s employment for Cause at any time during the Employment Period as follows.

(A)                              “Cause” means the conviction of the Executive for the commission of a crime involving moral turpitude, or willful gross misconduct by the Executive in connection with his employment by the Company that results in material and demonstrable financial harm to the Company.  No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or the advice of counsel for the Company, shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  In the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Company establishes to the Board by clear and convincing evidence that Cause exists.

(B)                                A termination of the Executive’s employment for Cause shall not be effective unless it is accomplished in accordance with the following procedures.  The Company shall give the Executive written notice (“Notice of Termination for Cause”) of its intention to terminate the Executive’s employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provisions of this Agreement on which it relies, and stating the date, time and place of the Special Board Meeting for Cause.  The “Special Board Meeting for Cause” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive’s termination for Cause, that takes place not less than twenty nor more than thirty business days after the Executive receives the Notice of Termination for Cause.  The Executive shall be given an opportunity, together with counsel, to be heard at the Special Board Meeting for Cause.  The Executive’s termination for Cause shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Cause by the affirmative vote of three-quarters of the entire membership of the Board stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause and that such conduct constitutes Cause under this Agreement.

(ii) WITHOUT CAUSE.  The Company may terminate the Executive’s employment without cause at any time during the Employment Period.

(c)                                  TERMINATION BY THE EXECUTIVE.  (i)  FOR GOOD REASON.  The Executive may terminate employment for Good Reason at any time during the Employment Period as follows.

(A)                              “Good Reason” means:

I.                                         the assignment to the Executive of any duties or responsibilities inconsistent in any respect with those customarily associated with the position of President and Chief Operating Officer (including status, offices, titles and reporting requirements) or any other action by the Company that results in a diminution or other material adverse change in the Executive’s position, authority, duties or responsibilities, other than an isolated, insubstantial and inadvertent action that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

II.                                     any failure by the Company to comply with any provision of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the Company promptly after receipt of notice thereof from the Executive;

III.                                 any requirement by the Company that the Executive be principally based at any office or location more than 25 miles from the Company’s current offices in Boston, Massachusetts; or

IV.                                 any failure by the Company to comply with Section 11(c) of this Agreement;

(B)                                For purposes of this Section 4(c), any reasonable determination of “Good Reason” made by the Executive shall be conclusive.  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Agreement on which the Executive relies.  A termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date when the Notice of Termination for Good Reason is given, unless the notice sets forth a later date (which date shall in no even be later than 30 days after the notice is given).

(C)                                The failure to set forth any fact or circumstance in a Notice of Termination for Good Reason shall not constitute a waiver of the right to assert, and shall not preclude the Executive from asserting, such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

(ii)                                  WITHOUT GOOD REASON.  The Executive may terminate his employment without Good Reason at any time during the Employment Period by giving the Company written notice of the termination.

(d)                                 DATE OF TERMINATION.  The “Date of Termination” means the date of the Executive’s death, the Disability Effective Date, the date on which the termination of the Executive’s employment by the Company for Cause or without Cause or by the Executive for Good Reason is effective, the date on which the Executive gives the Company notice of a termination of his employment without Good Reason, or the date of expiration of this Agreement, as the case may be.

5.                                       OBLIGATIONS OF THE COMPANY UPON TERMINATION.  (a) BY THE COMPANY OTHER THAN FOR CAUSE; UPON NON-RENEWAL BY THE COMPANY OR THE EXECUTIVE.  Except as provided in Section 6 below, if, during the Employment Period, the Company terminates the Executive’s employment for any reason, other than Cause or the Executive’s death or Disability; the Company or the Executive notifies the other pursuant to Section 1 of its or his intent not to extend this Agreement; the Company shall

(i)                                     continue to pay the Executive his Base Salary for a period of twelve months following the Date of Termination;

(ii)                                  pay the Executive twelve monthly payments, each equal to one-twelfth (1/12) of the maximum incentive compensation the Executive could have earned during the twelve months following the Date of Termination;

(iii)                               continue benefits to the Executive and/or the Executive’s family for a period of twelve months following the Date of Termination at least equal to those which would have been provided in accordance with the applicable health, medical, life, disability and other welfare benefit plans, programs, and practices described in Section 3(d) as if the Executive’s employment had not been terminated; and

(iv)                              except in the case of termination by the Executive without Good Reason, cause all of the Executive’s outstanding equity awards, to the extent then unvested or forfeitable, to immediately and fully vest and, to the extent then not exercisable, to become immediately and fully exercisable.

(b)                                 DEATH OR DISABILITY.  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Employment Period, the Company shall

(i)                                   continue to pay to the Executive or, in the case of the Executive’s death, to the Executive’s designated beneficiaries (or, if there is no such beneficiary, to the Executive’s estate or legal representative) the Executive’s Base Salary for a period of six months following the Date of Termination; and

(ii)                                continue benefits to the Executive and/or the Executive’s family for a period of six months following the Date of Termination at least equal to those which would have been provided in accordance with the applicable health, medical, life, disability and other welfare benefit plans, programs, and practices described in Section 3(d) as if the Executive’s employment had not been terminated.

(iii)                               cause all of the Executive’s outstanding equity awards, to the extent then unvested or forfeitable, to immediately and fully vest and, to the extent then not exercisable, to become immediately and fully exercisable.

(c)                                  BY THE COMPANY FOR CAUSE; BY THE EXECUTIVE WITHOUT GOOD REASON.  If the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Company’s only obligation to the Executive will be to pay any arrearages of salary or incentive compensation as of the Date of Termination.

6.                                       CHANGE OF CONTROL.  Notwithstanding the provisions of Section 5 to the contrary, in the event a Change in Control (as such term is defined in the Company’s 1998 Amended and Restated Stock Incentive Plan) occurs, the following shall apply.

(a)                                  If, during the three (3) year period following a Change in Control, the Executive’s employment is terminated by the Company for any reason other than for Cause, if the Executive’s employment is terminated by reason of the Executive’s death or Disability, or if the Executive terminates his employment for Good Reason:

(i)                                     The Company shall pay the Executive in a lump sum payable within 30 days after the Date of Termination an amount equal to the average of his total compensation from the Company which was includable in the Executive’s gross income for federal income tax purposes (as reported on IRS Form W-2) for each of the preceding five (5) calendar years ending before the date of the Change of Control multiplied by 2.99; provided, however, that the Executive may choose, in his discretion, to receive a lesser amount than he is entitled to receive under this Section 6(a)(i) if after consultation with the Compensation Committee he determines that it is in his best interests to accept a lesser amount;

(ii)                                  The Company shall cause all of the Executive’s outstanding equity awards, to the extent then unvested or forfeitable, to immediately and fully vest and, to the extent then not exercisable, to become immediately and fully exercisable; and

(iii)                             The Company shall continue benefits to the Executive and/or the Executive’s family for a period of twelve months following the Date of Termination at least equal to those which would have been provided in accordance with the applicable health, medical, life, disability and other welfare benefit plans, programs, and practices described in Section 3(d) as if the Executive’s employment had not been terminated.

(b)                                 If, during the three (3) year period following a Change in Control, the Executive terminates his employment for any reason other than for Good Reason:

(i)                                     the Company shall continue to pay the Executive his Base Salary for the twelve (12) months following the Date of Termination and the Company shall pay the Executive twelve monthly payments, each equal to one-twelfth (1/12) of the maximum incentive compensation the Executive could have earned during the twelve (12) months following the Date of Termination; and

(ii)                                  The Company shall continue benefits to the Executive and/or the Executive’s family for a period of twelve months following the Date of Termination at least equal to those which would have been provided in accordance with the applicable health, medical, life, disability and other welfare benefit plans, programs, and practices described in Section 3(d) as if the Executive’s employment had not been terminated.

(c)                                  If, during the three (3) year period following a Change in Control, the Executive is terminated by the Company for Cause, the Company’s only obligation to the Executive will be to pay any arrearages of salary or incentive compensation as of the Date of Termination.

7.                                       NON-EXCLUSIVITY OF RIGHTS.  Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify (including, but not limited to, the Employee Stock Ownership Plan and the Supplemental Executive Retirement Plan), nor shall anything in this Agreement limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Vested benefits and other amounts that the Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

8.                                       FULL SETTLEMENT.  The Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

9.                                       CONFIDENTIAL INFORMATION; NON-COMPETITION.  (a) The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Executive’s violation of this Section 9) (“Confidential Information”).  The Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after the Executive’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process.

(b)                                 If the Executive has terminated his employment for any reason other than Good Reason, the Executive agrees not to compete with the business of the Company or be employed by a competitor of the Company while the Executive is receiving termination payments under Section 5.

10.                                 INDEMNIFICATION; ATTORNEYS’ FEES.  The Company shall pay or indemnify the Executive to the full extent permitted by law and the by-laws of the

Company for all expenses, costs, liabilities and legal fees which the Executive may incur in the discharge of his duties hereunder.  The Company also agrees to pay, as incurred,  to the fullest extent permitted by law, or indemnify Executive if such payment is not legally permitted, for all legal fees and expenses that the Executive may in good faith incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement, upon receipt of the Executive’s undertaking to repay any such amount advanced if the Company prevails upon the final disposition of such action.

11.                                 SUCCESSORS.  (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)                                 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)                                  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.                                 MISCELLANEOUS.  (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without reference to its principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)                                 All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Raymond R. Doherty

242 Cross Street

Belmont, Massachusetts 02178

If to the Company:

HPSC, Inc.

60 State Street

Boston, Massachusetts 02109

or to such other address as either party furnishes to the other in writing in accordance with this Section 12(b).  Notices and communications shall be effective when actually received by the addressee.

(c)                                  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d)                                 Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e)                                  The Executive’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to paragraph (c) of Section 4) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f)                                    The Executive and the Company acknowledge that this Agreement supersedes any other agreement between them concerning the subject matter hereof.

(g)                                 The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law.  Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void.  Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

(h)                                 This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(i)                                     The obligations of the Company and the Executive under Sections 5,  6, 7, 8, 9, 10, 11 and 13 shall survive the expiration or termination for any reason of this Agreement.

13.                                 GROSS-UP PAYMENT

(a)                                  DEFINITIONS.

“Code” means the Internal Revenue Code of 1986, as amended, and regulations and proposed regulations thereunder.

“Excise Tax” means the excise tax imposed by Code Section 4999.

“Gross-Up Payment” means the additional amount to be paid by the Company under this Agreement, as determined by paragraph (b) of this section.

“Payment” means any payment or benefit received or to be received by or on behalf of the Executive pursuant to the terms of this Agreement or received or to be received by or on behalf of the Executive pursuant to any plan or arrangement or other agreement with the Company (or any affiliate of the Company pursuant to the provisions of Code Section 280G(d)(5)).

“Tax Counsel” means the tax counsel selected by the Company and reasonably acceptable to the Executive.

(b)                                 AMOUNT.

In the event that any Payment is (or is determined by Tax Counsel to be) subject to the Excise Tax, the Company shall pay to or on behalf of the Executive at the time specified in paragraph (c) of this section, a Gross-Up Payment determined such that the net amount retained by the Executive, after deduction of (i) the Excise Tax on all Payments, and (ii) any federal, state and local income tax and Excise Tax upon the Gross-Up Payments provided for by this paragraph (b), and (iii) any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total present value (determined at a discount rate of 7% compounded annually) of all of the Payments at the time such Payments are to be made.  For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) (I) the total amount of the Payments shall be treated as “Parachute Payments” within the meaning of Code Section 280G(b)(2), and (II) all “Excess Parachute Payments” within the meaning of Code Section 280G(b)(1) shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of Tax Counsel, a Payment (in whole or in part) does not constitute a “Parachute Payment” within the meaning of Code Section 280G(b)(2), or such “Excess Parachute Payments” (in whole or in part) are not subject to the Excise Tax, (ii) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (I) the total amount of the Payments or (II) the amount of “Excess Parachute Payments” within the meaning of Code Section 280G(b)(1) (after applying clause (i) hereof), and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by Tax Counsel in accordance with the principles of Code Sections 280G(d)(3) and (4).  For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of his or her residence in the calendar year in which the Gross-Up Payment is to bemade, net of the maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rate.

(c)                                  PAYMENT.

The Gross-Up Payments provided for in paragraph (b) of this section shall be made upon the earlier of (i) the payment to the Executive of any Payment or (ii) the imposition upon or payment by the Executive of any Excise Tax.  Notwithstanding the foregoing, to the extent that the Company or Tax Counsel determines that the Excise Tax or any portion of any Gross-Up Payment is required to be withheld from the compensation of the Executive and to be deposited with the applicable federal, state and local tax authorities, the Company shall increase the amount of the Executive’s compensation by the required amount of such withholding, and then shall withhold and pay all such required withholding taxes to the appropriate tax authorities, and upon doing so shall be deemed to have met the payment requirements of this paragraph. For purposes of this section, if anyone other than the Executive is subjected to the Excise Tax with respect to any Payments, such person shall be entitled to the same Gross-Up Payments with respect to such Payment that the Executive would have been entitled to under this section.

(d)                                 ADJUSTMENT.

If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax is less than the amount taken into account under paragraph (b) of this section, the Executive (or other payee, as the case may be) shall repay to the Company within five days of his or her receipt of notice of such final determination or opinion the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by him or her if such repayment results in a reduction in Excise Tax or a federal, state and local income tax deduction) plus any interest received by him or her on the amount of such repayment.  If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding or the opinion of Tax Counsel that the Excise Tax exceeds the amount taken into account under paragraph (b) of this section (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess within five days of the Company’s receipt of notice of such final determination or opinion.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

HPSC, INC.

By:	/s/ J. Kermit Birchfield
J. Kermit Birchfield
Chairman of the Compensation
Committee of the Board of Directors

/s/ Raymond R. Doherty
EXECUTIVE